Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-239122) and Form S-8 (No. 333-237698) of Zoom Telephonics, Inc. of our report dated February 17, 2021 relating to the financial statements of Minim, Inc., appearing in this Current Report on Form 8-K.

/s/ Baker Newman & Noyes LLC

Manchester, New Hampshire
February 17, 2021